May 6, 2022

Securities and Exchange Commission

Re: Regulation A Offering of 50,000 Class A Units of EvolveX Equity Fund, LLC (the “Company”)

Ladies and Gentlemen:

We have been requested and authorized by the Company to render this opinion in connection with the Company’s issuance of securities consisting of Class A Units.

BACKGROUND

Documents Reviewed.

In our capacity as counsel to the Company, we have prepared or examined the following documents (the “Reviewed Documents”):

(i) The Company’s Articles of Organization filed with the Colorado Secretary of State as Document #: 20211542063 on June 9, 2021, as certified on May 6, 2022.

(ii) Certificate of Good Standing for the Company from the Colorado Secretary of State dated May 6, 2022

(iii) Unanimous Consent of the Sole Member and Sole Manager of the Company authorizing, among other things, the issuance of and sale of the Class A Units.

(iv) That certain Operating Agreement of the Company dated as of June 9, 2021.

Reliance Without Investigation.

Except for our review of the Reviewed Documents, we have not undertaken any independent examination of any fact, contract, agreement or other instrument that may have been executed by or may be binding on the Company, nor have we conducted any searches of public records other than as expressly set forth herein.

Whenever a statement herein is qualified by the phrase “to our knowledge” or “known to us” or a similar phrase, we have advised you concerning only the current actual knowledge of the facts in the possession of those attorneys who are currently members of or associated with this firm and who have performed legal services on behalf of the Company, and which knowledge we have recognized as being pertinent to the matters set forth herein.

In such examination, we have assumed (a) the genuineness of all signatures, (b) the authenticity of all Company records, documents, instruments and certificates submitted to us as originals, (c) the conformity with the original Company records, documents, instruments and certificates of all such records, documents, instruments and certificates submitted to us as copies, (d) the Reviewed Documents were not executed or delivered under fraud, duress or mistake; provided, however, we are not aware of any facts which would cause us to believe such assumption to be incorrect, (e) that any photostatic copies or facsimiles of organizational documents provided to us were properly and timely filed with the proper governing jurisdiction, and (f) that there has not been any mutual mistake of fact or misunderstanding.

OPINIONS

Based on the foregoing and subject to the limitations, assumptions and exceptions expressed herein, it is our opinion that:

(i) Company is a limited liability company (a) duly organized, (b) validly existing, and, based solely on the Certificate of Good Standing of the Company, (c) in good standing under the laws of the State of Colorado.

(ii) The Class A Units have been duly authorized by all necessary company action on the part of the Company.

(iii) The Class A Units when issued for consideration shall be fully paid and non-assessable.

QUALIFICATIONS

Notwithstanding any provision in this opinion letter to the contrary, each of the opinions and confirmations set forth in this opinion letter is subject to the following additional qualifications:

Exclusions.

No opinions should be implied beyond those expressly stated in this opinion letter. Without limiting the generality of the preceding sentence, unless explicitly addressed in this opinion letter, the opinions and confirmations set forth in this opinion letter do not address and we specifically express no opinion with respect to any of the following legal issues:

(i) securities laws and regulations administered by the Securities and Exchange Commission, state “Blue Sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

(ii) Federal Reserve Board margin regulations;

(iii) pension and employee benefit laws and regulations (e.g., ERISA);

(iv) antitrust and unfair competition laws and regulations;

(v) laws and regulations concerning filing and notice requirements (e.g., Hart-Scott-Rodino and Exon-Florio), other than requirements applicable to charter-related documents such as a certificate of merger;

(vi) compliance with fiduciary duty requirements;

(vii) environmental laws and regulations;

(viii) zoning, housing codes, building codes, land use, condominium, cooperative, subdivision and other development laws and regulations, and laws concerning access by the disabled;

(ix) tax laws and regulations;

(x) patent, copyright and trademark, state trademark, and other Federal and state intellectual property laws and regulations;

(xi) racketeering laws and regulations (e.g., RICO);

(xii) health and safety laws and regulations (e.g., OSHA);

(xiii) labor laws and regulations;

(xiv) laws, regulations and policies concerning (a) national and local emergency, (b) possible judicial deference to acts of sovereign states, and (c) criminal and civil forfeiture laws;

(xv) bulk transfer law;

(xvi) title to any property, the characterization of any property as real property, personal property or fixtures, or the accuracy or sufficiency of any description of collateral or other property; and

(xvii) rank or priority of any lien or security interest.

The opinions expressed herein are based upon the applicable laws, rules and regulations in effect and the facts in existence as of the date of this letter. In delivering this letter to you, we assume no obligation, and we advise you that we shall make no effort, to update the opinions set forth herein, to conduct any inquiry into the continued accuracy of such opinions, or to apprise any addressee hereof or their respective counsel or their respective assignees of any facts, matters, transactions, events or occurrences taking place, and of which we may acquire knowledge, after the date of this letter, or of any change in any applicable laws or facts occurring after the date of this letter, which may affect the opinions set forth herein. No opinions are offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions herein.

 Very truly yours,

TROXEL FITCH, LLC, A Colorado Limited Liability Company

s/Nicholas Troxel, Esq.

By, Nicholas Troxel, Manager CO Bar #51274